Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$2,361,000.00	100.00%	$2,361,000.00	$131.74(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $19,907.96 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $131.74 registration fee for this offering, $19,875.71 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 394 dated June 29, 2009	Filed pursuant to Rule 424(b)(3)
to Prospectus Supplement and Prospectus dated February 5, 2007	Registration Statement No. 333-140456
relating to the Eksportfinans ASA U.S. Medium-Term Note Program

EKSPORTFINANS ASA

Enhanced Growth Securities
with Leveraged Upside & Buffered Downside
Linked to the iShares® MSCI Emerging Markets Index Fund due January 10, 2011

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA

Agent:	Wachovia Capital Markets, LLC. The agent may make sales through its affiliates or selling agents.

Principal Amount:	Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. The securities are not principal protected.

Maturity Date:	January 10, 2011

Interest:	We will not pay you interest during the term of the securities.

Fund:	The return on the securities is linked to the performance of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the Fund.

Payment at Maturity:

The amount you receive at maturity, for each security you own, will depend upon the change in the value of the Fund based on the final Fund value relative to the initial Fund value (calculated as described in this pricing supplement).

If the final Fund value is greater than the initial Fund value, the payment at maturity per security will equal the issue price plus an enhanced upside payment based on 2.00 times the percentage increase of the price of the Fund, not to exceed an amount of $300.00 per security, which will result in a maximum maturity payment amount per security of $1,300.00.

If the final Fund value is less than or equal to the initial Fund value but greater than or equal to the buffer level, the payment at maturity per security will equal the principal amount.

If the final Fund value is less than the buffer level, the payment at maturity per security will equal 1.1111 times the principal amount of $1,000.00 per security times the return of the Fund as measured by the final Fund value divided by the initial Fund value.

Buffer level:	$29.30, which is 90.00% of the initial Fund value.

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Trade Date:	June 29, 2009

Original Issue Date:	July 2, 2009

CUSIP Number:	282645PX2

     For a detailed description of the terms of the securities, see “Summary Information” beginning on page P-1 and “Specific Terms of the Securities” beginning on page P-17. Defined terms used in this cover page are defined in “Specific Terms of the Securities”.

Investing in the securities involves risks. See “Risk Factors” beginning on page P-10.

	Per Security	Total
Maximum Public Offering Price	$1,000.00	$2,361,000.00
Maximum Underwriting Discount and Commission	$17.50	$41,317.50
Maximum Proceeds to Eksportfinans ASA	$982.50	$2,319,682.50

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

Wachovia Securities

The date of this pricing supplement is June 29, 2009

SUMMARY INFORMATION

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Enhanced Growth Securities with Leveraged Upside & Buffered Downside Linked to the iShares® MSCI Emerging Markets Index Fund due January 10, 2011 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities, the iShares® MSCI Emerging Markets Index Fund, which we refer to as the Fund, and the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.

What are the securities?

     The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on January 10, 2011. The return on the securities will be linked to the performance of the Fund. The securities will bear no interest and no other payments will be made until maturity.

     As discussed in the accompanying prospectus, the securities are debt securities and are part of a series of debt securities entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Securities” beginning on page P-17.

     Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Are the securities principal protected?

     No, the securities do not guarantee any return of principal at maturity. If the final Fund value is less than the buffer level, the amount you will receive at maturity will be equal to the issue price of $1,000.00 per security times the relative return of the Fund times 1.1111, and will be less than the principal amount of the securities. Accordingly, if the value of the Fund declines in this manner, you will lose some or all of your principal.

What will I receive upon maturity of the securities?

     At maturity, for each security you own, you will receive a cash payment equal to the “maturity payment amount”. The maturity payment amount to which you will be entitled depends on the percentage change in the value of the Fund calculated based on the final Fund value (as defined below) relative to the initial Fund value (as defined below).

     The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final Fund value is greater than the initial Fund value, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the Enhanced Upside Payment.

  The Enhanced Upside Payment is equal to 2.00 times the Fund performance times $1,000.00. However, in no event may the Enhanced Upside Payment exceed an amount of $300.00 per security, which will result in a maximum maturity payment amount per security of $1,300.00 (the maximum maturity payment amount ).

  The Fund performance is equal to the percentage increase in the value of the Fund from the initial Fund value to the final Fund value, and can be expressed by the following formula:

(	final Fund value – initial Fund value initial Fund value	)

  If the final Fund value is less than or equal to the initial Fund value but greater than or equal to the buffer level, the maturity payment amount per security will equal the principal amount of $1,000.00.

  If the final Fund value is less than the buffer level, the maturity payment amount per security will equal:

$1,000.00  ×  relative return of the Fund  ×   multiplier

     If the final Fund value is less than the buffer level, the amount you will receive at maturity will equal the issue price of $1,000.00 per security times the relative return of the Fund times 1.1111, and will be less than the principal amount of the securities. If the final Fund value is zero, the maturity payment amount will be zero.

     The relative return of the Fund equals the final Fund value divided by the initial Fund value.

     The buffer level is $29.30, which is 90.00% of the initial Fund value.

     The multiplier is 1.1111.

     The initial Fund value is $32.56, the closing price per share of the Fund on the trade date.

     The final Fund value will be determined by the calculation agent and will be the closing price per share of the Fund on the valuation date.

     The valuation date is January 3, 2011. However, if that day occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities — Market Disruption Event” below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five business days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

     The closing price for one share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if shares of the Fund (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which shares of the Fund (or any such other security) are listed or admitted to trading, or if shares of the Fund (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

     If shares of the Fund (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the Fund (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

     If the last reported sale price for shares of the Fund (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the Fund (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wachovia Capital Markets, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

     The market price of the shares of the Fund at any time during any trading day during the regular business hours of the relevant exchange, is the latest reported sales price of the shares of the Fund on the relevant exchange at that time, as determined by the calculation agent.

     A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (NYSE), the NYSE Arca, the Nasdaq Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

     A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law, regulation or executive order to close.

     The relevant exchange is the primary United States securities exchange or organized market of trading for the shares of the Fund. The relevant exchange as of the date of this pricing supplement is the NYSE Arca. If certain events occur as described below under “Specific Terms of the Securities — Discontinuation of / Adjustments to the Fund”, the relevant exchange will be the exchange or securities market on which the successor fund that is a listed exchange traded fund is principally traded, or the exchanges or securities markets on which the stocks used for the purposes of calculating a substitute price for the Fund are principally traded, as applicable, as determined by the calculation agent.

     You should understand that the opportunity to benefit from the possible increase in the value of the Fund through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount . The maximum maturity payment amount represents a maximum appreciation on the securities of 30.00% over the principal amount of the securities. However, if the final Fund value is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the value of the Fund decreases in this manner, you will lose some or all of your principal.

What is the multiplier and how does it work?

     The multiplier of 1.1111 is used in the calculation of the maturity payment amount if the final Fund value is less than the buffer level. The effect of the multiplier in these circumstances is to provide a return on the securities that is greater than the price return on the Fund as of the valuation date by 11.11% . For example, if the Fund declines by 30.00% as of the valuation date (i.e., the final Fund value divided by the initial Fund value is 0.70), the maturity payment amount would be $777.78, which is 11.11% higher than the price return of the Fund (i.e., $1,000.00 times 0.70 times the multiplier of 1.1111) . You should note that, as the Fund performance declines, the dollar value of the outperformance of the securities relative to the price return of the Fund declines as well, because the multiplier only acts to increase the return on a percentage basis. This effect is illustrated in the section entitled “Hypothetical Returns” below. If the final Fund value is zero, the maturity payment amount will be zero.

Hypothetical Examples

     Set forth below are four hypothetical examples of the calculation of the maturity payment amount, based on the following:

     Initial Fund value: $32.56

     Maximum maturity payment amount : $1,300.00

     Buffer level: $29.30

     Multiplier: 1.1111

Example 1—The hypothetical final Fund value is 70.00% of the initial Fund value:

     Hypothetical final Fund value: $22.79

Maturity payment amount (per security) =	$1,000.00 ×	(22.79 32.56)	× 1.1111	= $777.78

     Since the hypothetical final Fund value is less than the buffer level, the amount you will receive at maturity will be equal to the issue price of $1,000.00 per security times the relative return of the Fund times 1.1111, and you would lose some of your principal. Although the Fund declined by 30.00% from the initial Fund value to the hypothetical final Fund value, your total cash payment at maturity would be $777.78 per security, representing a 22.22% loss of the principal amount of your securities.

Example 2—The hypothetical final Fund value is 95.00% of the initial Fund value:

     Hypothetical final Fund value: $30.93

Maturity payment amount (per security) = $1,000.00

     Since the hypothetical final Fund value is less than the initial Fund value but greater than the buffer level, the maturity payment amount per security will equal the principal amount of $1,000.00.

Example 3—The hypothetical final Fund value is 105.00% of the initial Fund value:

     Hypothetical final Fund value: $34.19

          Enhanced Upside Payment = 2.00 × Fund performance × $1,000.00

= 2.00 ×	(34.19 – 32.56 32.56)	× $1,000.00	= $100.00

     Maturity Payment amount (per security) = $1,000.00 + Enhanced Upside Payment

= $1,000.00 + $100.00 = $1,100.00

     Since the hypothetical final Fund value is greater than the initial Fund value, you would receive the principal amount of $1,000.00 plus 2.00 times the amount of the percentage change in the value of the Fund times $1,000.00, subject to the maximum maturity payment amount of $1,300.00. Since the maturity payment amount in this example is less than the maximum maturity payment amount, your total cash payment at maturity would be $1,100.00 per security, representing a 10.00% return above the principal amount of your securities.

Example 4—The hypothetical final Fund value is 130.00% of the initial Fund value:

     Hypothetical final Fund value: $42.33

          Enhanced Upside Payment = 2.00 × Fund performance × $1,000.00

= 2.00 ×	(42.33 – 32.56 32.56)	× $1,000.00	= $600.00

     Maturity Payment amount (per security) = $1,000.00 + Enhanced Upside Payment

= $1,000.00  +  $600.00  =  $1,600.00;   >   $1,300.00

     Since the hypothetical final Fund value is greater than the initial Fund value, you would receive the principal amount of $1,000.00 plus 2.00 times the amount of the percentage change in the value of the Fund times $1,000.00, subject to the maximum maturity payment amount of $1,300.00. Although the calculation of the maturity payment amount without taking into account the maximum payment amount would generate a result of $1,600.00 per security, your maturity payment amount would be limited to $1,300.00 per security, representing a 30.00% total return, because the payment on the securities at maturity may not exceed the maximum maturity payment amount.

Hypothetical Returns

The following table illustrates, for the initial Fund value and a range of hypothetical final Fund values:

  the maturity payment amount per security;

  the hypothetical percentage change from the initial Fund value to the hypothetical final Fund value; and
  the hypothetical total rate of return to beneficial owners of the securities.

     The figures below are for purposes of illustration only. The actual maturity payment amount will depend on the actual final Fund value as determined by the calculation agent as described in this pricing supplement.

Hypothetical final Fund value	Hypothetical maturity payment amount per security(1)	Percentage change from the initial Fund value to the hypothetical final Fund value	Hypothetical total rate of return on the securities
$22.79	$777.78	-30.00%	-22.22%
$23.61	$805.56	-27.50%	-19.44%
$24.42	$833.33	-25.00%	-16.67%
$25.23	$861.11	-22.50%	-13.89%
$26.05	$888.89	-20.00%	-11.11%
$26.86	$916.67	-17.50%	-8.33%
$27.68	$944.44	-15.00%	-5.56%
$28.49	$972.22	-12.50%	-2.78%
$29.30 (2)	$1,000.00	-10.00%	0.00%
$30.12	$1,000.00	-7.50%	0.00%
$30.93	$1,000.00	-5.00%	0.00%
$31.75	$1,000.00	-2.50%	0.00%
$32.56 (3)	$1,000.00	0.00%	0.00%
$33.37	$1,050.00	2.50%	5.00%
$34.19	$1,100.00	5.00%	10.00%
$35.00	$1,150.00	7.50%	15.00%
$35.82	$1,200.00	10.00%	20.00%
$36.63	$1,250.00	12.50%	25.00%
$37.44	$1,300.00	15.00%	30.00%
$38.26	$1,300.00	17.50%	30.00%
$39.07	$1,300.00	20.00%	30.00%
$39.89	$1,300.00	22.50%	30.00%
$40.70	$1,300.00	25.00%	30.00%
$41.51	$1,300.00	27.50%	30.00%
$42.33	$1,300.00	30.00%	30.00%
$43.14	$1,300.00	32.50%	30.00%
$43.96	$1,300.00	35.00%	30.00%
$44.77	$1,300.00	37.50%	30.00%
$45.58	$1,300.00	40.00%	30.00%

(1)	Based on a maximum maturity payment amount of $1,300.00.

(2)	This is the buffer level.

(3)	This is the initial Fund value.

     The following graph sets forth the return at maturity for a range of final Fund values, based on a maximum maturity payment amount of $1,300.00 per $1,000.00 security (30.00% over the principal amount).

Return Profile of Enhanced Growth Securities vs. the Fund

Who should or should not consider an investment in the securities?

     We have designed the securities for investors who seek exposure to the Fund who believe that the Fund value will increase over the term of the securities and who want to participate in 2.00 times the possible appreciation of the Fund (measured by the percentage change in the value of the Fund based on the final Fund value relative to the initial Fund value), subject to the maximum maturity payment amount of 30.00% over the principal amount of the securities, who want to protect their investment in the event that the Fund declines no more than 10.00% (based on the final Fund value relative to the initial Fund value); who understand that, if the final Fund value is less than the buffer level, they will lose money on their investment and, although their return on the investment will be approximately 11.11% greater than the return on the Fund, they should be willing to risk up to 100.00% of their investment since that excess return is not a fixed dollar amount, and who are willing to hold their securities until maturity.

     The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek principal protection for their investment and who are unwilling to make an investment exposed to any downside performance risk of the Fund. This may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

     The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the market price per share of the Fund, dividend yields on the Fund, the time remaining to maturity of the securities, interest and yield rates in the market and the volatility of the market price per share of the Fund. If you sell your securities prior to maturity, you may have to sell them at a discount to the principal amount of the securities. Depending on the impact of these factors, you may receive less than $1,000.00 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the market value of the securities” on page P-11.

Who publishes the Fund and what does the Fund measure?

     The Fund is issued by iShares®, Inc. (iShares or the Fund Issuer), a registered investment company. Barclays Global Fund Advisors (BGFA or the Fund Sponsor), a subsidiary of Barclays Global Investors, N.A. (BGI), is the investment advisor to the Fund. The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI® Emerging Markets Index (the Underlying Index). The Underlying Index has been developed by Morgan Stanley Capital International, Inc. (the Index Sponsor) as a free float-adjusted market capitalization index designed to measure equity market performance in the global emerging markets.

     The Fund is managed by the Fund Sponsor without regard to the securities. In addition, the Underlying Index is determined, calculated and maintained by the Index Sponsor without regard to the securities.

     You should be aware that an investment in the securities does not entitle you to any ownership interest in the Fund or the common stocks of the companies included in Underlying Index or held by the Fund. For a detailed discussion of the Fund, see “iShares® MSCI Emerging Markets Index Fund” beginning on page P-24.

How has the Fund performed historically?

     You can find a table with the high, low and closing prices per share of the Fund during each calendar quarter from the first calendar quarter of 2004 to the present in the section entitled “iShares® MSCI Emerging Markets Index Fund — Historical Data” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets, without independent verification. You should not take the past performance of the Fund as an indication of how the Fund will perform in the future.

What about taxes?

     The treatment of the securities for United States Federal income tax purposes is uncertain. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Fund. Under this characterization of the securities, you generally should recognize capital gain or loss upon the sale or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for the securities.

     For further discussion, see “Supplemental Tax Considerations” below and “Taxation in the United States” in the accompanying prospectus supplement and prospectus.

Will the securities be listed on a stock exchange?

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

     Yes, an investment in the securities is subject to significant risks, including the risk of loss of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-10.

RISK FACTORS

     An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors — Risks related to index linked notes or notes linked to certain assets” in the accompanying prospectus supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the component common stocks, i.e., the common stocks underlying the Fund to which your securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of some or all of your principal

     We will not repay you a fixed amount of principal on the securities at maturity. The payment at maturity on the securities will depend on the percentage change in the value of the Fund based on the final Fund value relative to the initial Fund value. Because the value of the Fund is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the principal amount of the securities. If the final Fund value is less than the initial Fund value, the maturity payment amount will be less than the principal amount of each security. Accordingly, if the value of the Fund decreases in this manner, you will lose a proportion or all of your principal.

You will not receive interest payments on the securities

     You will not receive any periodic interest payments on the securities or any interest payment at maturity. Your payment at maturity will depend on the percentage change in the value of the Fund based on the final Fund value relative to the initial Fund value.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.

Your return is limited and will not reflect the return of owning shares of the Fund or the common stocks that are held by the Fund or that underlie the Underlying Index

     You should understand that the opportunity to participate in the possible appreciation in the value of the Fund through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount . The maximum maturity payment amount represents a maximum appreciation on the securities of 30.00% over the principal amount of the securities. Although any positive return on the securities is based on 2.00 times the Fund performance, in no event will the amount you receive at maturity be greater than the maximum maturity payment amount of $1,300.00. However, if the final Fund value is less than the buffer level, you will lose some or all of your principal.

Owning the securities is not the same as owning the common stocks that are held by the Fund or that underlie the Underlying Index, or shares of the Fund itself

     The return on your securities will not reflect the return you would realize if you actually owned the common stocks that are held by the Fund or that underlie the Underlying Index, or the shares of the Fund itself. First, because the maturity payment amount will be determined based on the performance of the Fund, the return on the securities will not take into account the value of any dividends that may be paid on the stocks held by the Fund or on shares of the Fund itself. Second, as a holder of the securities, you will not be entitled to receive any dividend payments or other distributions on the stocks held by the Fund or the shares of the Fund itself, nor will you have voting rights or any other rights that holders of the stocks held by the Fund or the shares of the Fund may have. If the return on the Fund over the term of the securities exceeds the principal amount of the securities and the interest payments you receive, your return on the securities at maturity will be less than the return on a direct investment in the Fund without taking into account taxes and other costs related to such a direct investment. If the price of the shares of the Fund increases above the initial Fund value during the term of the securities, the market value of the securities will not increase by the same amount. It is also possible for the price of the shares of the Fund to increase while the market value of the securities declines. In addition, investing in the securities is not equivalent to investment in a mutual fund or other pooled investment that invests in stocks held by the Fund. The return on your investment in the securities may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

There may not be an active trading market for the securities

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the market price per share of the Fund. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

     Wachovia Capital Markets, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wachovia Capital Markets, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

Many factors affect the market value of the securities

     The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. We expect that the market value of the securities will depend substantially on the market price per share of the Fund at any time during the term of the securities relative to the initial Fund value.

     If you choose to sell your securities when the market price per share of the Fund exceeds the initial Fund value, you may receive substantially less than the amount that would be payable at maturity based on this level because of the expectation that the market price per share of the Fund will continue to fluctuate until the final Fund value is determined. We believe that other factors that may also influence the value of the securities include:

  the volatility (frequency and magnitude of changes in market price) of the shares of the Fund and, in particular, market expectations regarding the volatility of the shares of the Fund;

  interest rates generally as well as changes in interest rates and the yield curve;

  the dividend yields of the common stocks held by the Fund;

  our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

  changes that affect the Fund, such as additions, deletions or substitutions;

  the time remaining to maturity; and

  geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the market price per share of the Fund.

The correlation between the performance of the Fund and the performance of the Underlying Index may be imperfect

     The Fund uses a representative sampling strategy to track the performance of the Underlying Index underlying the Fund which may give rise to tracking error, i.e., the discrepancy between the performance of the Underlying Index and the performance of the Fund. In addition, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. Because of the potential discrepancies identified above, the Fund return may not correlate perfectly with the return on the Underlying Index over the same period. For more information, see “iShares® MSCI Emerging Markets Index Fund” on page P-22.

An investment in the securities is subject to risks associated with non-U.S. securities markets.

     The Fund is linked to the value of foreign equity securities. The Underlying Index, which underlies the Fund, consists of twenty-five emerging market country indices, which are, in turn, comprised of the stocks traded in the equity markets of such countries. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Underlying Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

     Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

     Because foreign exchanges may be open on days when the Fund is not traded, the value of the securities underlying the Fund may change on days when shareholders will not be able to purchase or sell the Fund’s shares.

     The countries whose indices are represented by the Underlying Index include Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The securities are subject to currency exchange rate risk.

     Because the closing price of the Fund generally reflects the U.S. dollar value of the securities represented in the Underlying Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the dollar strengthens against the currencies of the securities represented in the Underlying Index, the value of the Fund will be adversely affected and the payment at maturity on the securities may be reduced. Of particular importance to potential currency exchange risk are as follows:

  existing and expected rates of inflation;

  existing and expected interest rate levels;

  the balance of payments; and

  the extent of governmental surpluses or deficits in the component countries and the United States of America.

     All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Adjustments to the Fund or to the Underlying Index could adversely affect the value of the securities.

     BGFA is the investment adviser to the Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Underlying Index. The Underlying Index is subject to change at any moment by the Index Sponsor. Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks comprising the Fund. Any of these actions could adversely affect the price per share of the Fund and, consequently, the value of the securities.

We have no affiliation with the Fund Issuer or the Fund Sponsor and are not responsible for their public disclosure of information

     We are not affiliated with the Fund Issuer or the Fund Sponsor in any way and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Fund. If the Fund Sponsor discontinues or suspends the calculation of the Fund, it may become difficult to determine the market value of the securities or the redemption amount. The calculation agent may designate a successor fund selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor fund comparable to the Fund exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page P-17 and “Specific Terms of the Securities — Discontinuation of / Adjustments to the Fund” on page P-18. Neither the Fund Issuer nor the Fund Sponsor is involved in the offer of the securities in any way and neither has any obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities.

     Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of the Fund Issuer or the Fund Sponsor. None of the money you pay for your securities will go to the Fund Issuer or the Fund Sponsor. Since neither the Fund Issuer nor the Fund Sponsor is involved in the offering of the securities in any way, they have no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The Fund Issuer or the Fund Sponsor may take actions that will adversely affect the market value of the securities.

     We have derived the information about the Fund Issuer and the Fund Sponsor and the Fund in this pricing supplement from publicly available information, without independent verification. We do not assume any responsibility for the adequacy or accuracy of the information about the Fund, the Fund Issuer or the Fund Sponsor contained in this pricing supplement. You, as an investor in the securities, should make your own investigation into the Fund, the Fund Issuer and the Fund Sponsor.

Historical values of the Fund should not be taken as an indication of the future values of the Fund during the term of the securities

     The trading prices of the common stocks held by the Fund will determine the Fund value at any given time. As a result, it is impossible to predict whether the value of the Fund will rise or fall. Trading prices of the common stocks held by the Fund will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the common stocks held by the Fund.

Hedging transactions may affect the return on the securities

     As described below under “Use of Proceeds and Hedging” on page P-30, we through one or more hedging counterparties may hedge our obligations under the securities by purchasing common stocks held by the Fund, futures or options on the Fund or common stocks held by the Fund, futures or options on the Fund itself or other derivative instruments with returns linked or related to changes in the market prices of common stocks held by the Fund or the shares of the Fund itself, and may adjust these hedges by, among other things, purchasing or selling common stocks held by the Fund or shares of the Fund itself, futures, options, or other derivative instruments with returns linked to the common stocks held by the Fund or shares of the Fund itself at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of common stocks held by the Fund or the shares of the Fund itself and, therefore, the market value of the securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

The inclusion of commissions and projected profits from hedging in the initial public offering price is likely to adversely affect secondary market prices for the securities

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wachovia Capital Markets, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wachovia Capital Markets, LLC, as a result of dealer discounts, mark-ups or other transactions.

Potential conflicts of interest could arise

     Wachovia Capital Markets, LLC and its affiliates expect to engage in trading activities related to the Fund, including hedging transactions for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities could adversely affect the value of the Fund and, therefore, the market value of the securities and payment at maturity. Wachovia Capital Markets, LLC may also issue or underwrite securities or financial or derivative instruments with returns linked to changes in the value of the Fund. These trading activities may present a conflict between your interest in your securities and the interests that Wachovia Capital Markets, LLC and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the market price of the Fund, could be adverse to your interests as a holder of the securities.

     Affiliates of the agent may presently or from time to time engage in business with one or more of the issuers of component common stocks held by the Fund. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, affiliates of the agent may acquire non-public information relating to these companies and, in addition, one or more affiliates of the agent may publish research reports about these companies. The agent does not make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of component common stocks held by the Fund. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities. The composition of the issuers of component stocks held by the Fund does not reflect any investment or sell recommendations of affiliates of the agent.

The calculation agent may postpone the valuation date and, therefore, determination of the final Fund value and the maturity date if a market disruption event occurs on the valuation date

     The valuation date and, therefore, determination of the final Fund value may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to the Fund. If a postponement occurs, the calculation agent will use the closing value of the Fund on the next succeeding trading day on which no market disruption event occurs or is continuing as the final Fund value. As a result, the maturity date for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the value of the Fund after the valuation date. See “Specific Terms of the Securities — Market Disruption Event” beginning on page P-19.

Tax consequences are uncertain

     The federal income tax treatment of the securities is uncertain and the Internal Revenue Service (the IRS) could assert that the securities should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department (the Treasury) are actively considering whether, among other issues, you should be required to accrue ordinary income over the term of an instrument such as the securities even though you will not receive any payments with respect to the security until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill is enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     You should consult your tax advisor as to the tax consequences of investing in the securities, significant aspects of which are uncertain. See “Supplemental Tax Considerations” on page P-28.

SPECIFIC TERMS OF THE SECURITIES

Issuer:	Eksportfinans ASA

Specified Currency:	U.S. dollars

Principal Amount:	$1,000.00

Aggregate Principal Amount:	$2,361,000.00

Agent:	Wachovia Capital Markets, LLC The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	June 29, 2009

Original Issue Date:	July 2, 2009

Maturity Date:	January 10, 2011. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

Valuation Date:

January 3, 2011. However, if that day occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five business days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

The Fund:	The return on the securities, in excess of the principal amount, is linked to the performance of the iShares® MSCI Emerging Markets Index Fund (the Fund).

Payment at Maturity:

At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the value of the Fund based on the final Fund value relative to the initial Fund value.

The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final Fund value is greater than the initial Fund value, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the Enhanced Upside Payment.

  If the final Fund value is less than or equal to the initial Fund value but greater than or equal to the buffer level, the maturity payment amount per security will equal the principal amount of $1,000.00.

  If the final Fund value is less than the buffer level, the maturity payment amount per security will equal:

$1,000.00 × relative return of the Fund × multiplier

If the final Fund value is less than the buffer level, you will lose some or all of your principal. If the final Fund value is zero, the maturity payment amount will be zero.

You should understand that the opportunity to benefit from the possible increase in the value of the Fund through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount . The maximum maturity payment amount represents a maximum appreciation on the securities of 30.00% over the principal amount of the securities. However, if the final Fund value is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the value of the Fund decreases in this manner, you will lose some or all of your principal.

If any payment is due on the securities on a day which is not a day on which commercial banks settle payments in the City of New York, then such payment may be made on the next day that is a day on which commercial banks settle payments in the City of New York, in the same amount and with the same effect as if paid on the original due date.

Initial Fund Value:	$32.56, the closing price per share of the Fund on the trade date.

Final Fund Value:	The closing price per share of the Fund on the valuation date, as determined by the calculation agent.

Closing Price:

The closing price for one share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if shares of the Fund (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which shares of the Fund (or any such other security) are listed or admitted to trading, or if shares of the Fund (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of the Fund (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the Fund (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for shares of the Fund (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the Fund (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wachovia Capital Markets, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Market Price:

The market price of the Fund at any time during any trading day during the regular business hours of the relevant exchange, will be the latest reported sales price of the Fund on the relevant exchange at that time, as determined by the calculation agent.

Relevant Exchange

The primary United States securities exchange or organized market of trading for the shares of the Fund. The relevant exchange as of the date of this pricing supplement is the NYSE Arca. If certain events occur as described below under “Specific Terms of the Securities — Discontinuation of / Adjustments to the Fund”, the relevant exchange will be the exchange or securities market on which the successor fund that is a listed exchange traded fund is principally traded, or the exchanges or securities markets on which the stocks used for the purposes of calculating a substitute price for the Fund are principally traded, as applicable, as determined by the calculation agent.

Enhanced Upside Payment:

2.00 times the Fund performance times $1,000.00. However, in no event may the Enhanced Upside Payment exceed an amount of $300.00 per security, which will result in a maximum maturity payment amount per security of $1,300.00 (the maximum maturity payment amount ).

Fund Performance:

The percentage increase in the value of the Fund from the initial Fund value to the final Fund value, and can be expressed by the following formula:

final Fund value – initial Fund value
initial Fund value

Buffer level:	$29.30, which is 90.00% of the initial Fund value.

Relative Return of the Fund:	The final Fund value divided by the initial Fund value.

Multiplier:	1.1111

Market Disruption Event:

A market disruption event means the occurrence or existence of any of the following events:

  a suspension, absence or material limitation of trading in shares of the Fund on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

  a suspension, absence or material limitation of trading in option or futures contracts relating to shares of the Fund, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

  the shares of the Fund do not trade on the NYSE, the NYSE Arca, the NASDAQ Global Market or what was the primary market for shares of the Fund, as determined by the calculation agent in its sole discretion; or

  any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Wachovia Capital Markets, LLC or the ability of any of its hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that Wachovia Capital Markets, LLC or its hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

  a limitation on the hours or number of days of trading in shares of the Fund on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

  a decision to permanently discontinue trading in the option or futures contracts relating to shares of the Fund.

For this purpose, an “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to shares of the Fund, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to shares of the Fund, if available, in the primary market for those contracts, by reason of any of:

  a price change exceeding limits set by that market;

  an imbalance of orders relating to those contracts; or

  a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the Fund in the primary market for those contracts.

Discontinuation of / Adjustments to the Fund:

If the Fund Sponsor discontinues operation of the Fund or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to the Fund (a successor fund), then, upon the calculation agent’s notification of any determination to the trustee and Eksportfinans, the calculation agent will substitute the successor fund as established or designated by the Fund Sponsor or another entity for the Fund and calculate the final Fund value as described above under “— Payment at Maturity”. Upon any selection by the calculation agent of a successor fund, Eksportfinans will cause notice to be given to holders of the securities.

If the Fund Sponsor discontinues operation of the Fund and:

  the calculation agent does not select a successor fund, or the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for shares of the Fund in accordance with the procedures last used to calculate the price of one share of the Fund before any discontinuation but using only those stocks that were held by the Fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for shares of the Fund as described below, the successor fund or price will be used as a substitute for shares of the Fund for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Fund Sponsor decides to re-establish the Fund, unless the calculation agent in its sole discretion decides to use such re-established fund.

If the Fund Sponsor discontinues the Fund before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

  the determination of the final Fund value, or

  a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the payment at maturity as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Fund would be expected to adversely affect the price and liquidity of and trading in the securities.

If at any time the method of calculating the price of the shares of the Fund or the price of the successor fund, changes in any material respect, or if the Fund or successor fund is in any other way modified so that the Fund or successor fund does not, in the opinion of the calculation agent, fairly represent the price of the shares of the Fund had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City, New York, on each date that the closing price of the shares of the Fund is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a price of a fund comparable to the Fund or such successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing price with reference to the Fund or such successor fund, as so adjusted. Accordingly, if the method of calculating the Fund or a successor fund is modified and has a dilutive or concentrative effect on the price of such fund e.g., due to a split, then the calculation agent will adjust such fund in order to arrive at a price of such fund as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Eksportfinans will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding the Fund or any successor fund or as to modifications, adjustments or calculations by the Fund Sponsor or any successor entity in order to arrive at the price of the shares of the Fund or any successor fund.

Calculation Agent:

Wachovia Capital Markets, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Trustee:	The Bank of New York Mellon (formerly known as The Bank of New York).

Business Day:

For purposes of this issuance, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:

Any day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (NYSE), the NYSE Arca, the Nasdaq Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the- counter market for equity securities in the United States.

Tax Redemption:	No

Additional Amounts Payable:	No

Authorized Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof

Form of Securities:	Book-entry

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Events of Default and Acceleration:

If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the redemption amount calculated as if the date of declaration of acceleration were the valuation date.

     The securities are not renewable notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. In addition, there is no optional redemption or extension of maturity in connection with the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 5, 2007, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

     http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

ISHARES® MSCI EAFE INDEX FUND

     We have obtained all information regarding the iShares® MSCI Emerging Markets Index Fund (the Fund) contained in this pricing supplement from publicly available information. That information reflects the policies of, and is subject to change by, iShares®. We do not assume any responsibility for the accuracy or completeness of such information. “iShares®” is a registered trademark of Barclays Global Investors, N.A. and has not licensed Wachovia, its subsidiaries nor its affiliates with regards to such information.

     iShares® currently consists of over 100 investment portfolios. iShares® was organized as a Delaware statutory trust on December 16, 1999 and is authorized to have multiple series or portfolios. iShares® is an open-end management investment company, registered under the Investment Company Act of 1940, as amended. The offering of iShares®’s shares is registered under the Securities Act of 1933, as amended. The various funds under the control of iShares® are managed by Barclays Global Fund Advisors (the Fund Sponsor), a subsidiary of Barclays Global Investors, N.A. (BGI)

The Fund

     The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the Underlying Index). The Fund’s investment objective may be changed without shareholder approval. The Underlying Index has been developed by Morgan Stanley Capital International, Inc. (MSCI or the Index Sponsor) a free float-adjusted market capitalization index designed to measure equity market performance in the global emerging markets. MSCI has no obligation to continue to publish, and may discontinue publication of, the Underlying Index. The Underlying Index is subject to change at any moment by MSCI. The Fund uses a representative sampling strategy to try to track the Underlying Index. In order to improve its portfolio liquidity and its ability to track the MSCI Emerging Markets Index, the Fund may invest up to 10.00% of its assets in shares of other index funds that seek to track the performance of equity securities of constituent countries of the Index. BGFA will not charge portfolio management fees on that portion of the Index Fund’s assets invested in shares of other index funds.

Representative Sampling

     BGFA, as the investment advisor to the Fund, employs a technique known as representative sampling to track the Underlying Index. Representative sampling is a strategy in which a fund invests in a representative sample of stocks in its underlying index, which have a similar investment profile as the underlying index. Stocks selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics, and liquidity measures similar to those of the relevant underlying index. Funds that use representative sampling generally do not hold all of the stock that are included in the relevant underlying index.

Correlation

     The Fund is an actual investment portfolio. The performance of the Fund and the Underlying Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs), and timing variances. A figure of 100.00% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The Fund, using representative sampling, can be expected to have a greater tracking error than a fund using replication. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

     The Fund will not concentrate its investments (i.e., hold 25.00% or more of its total assets) in a particular industry or group of industries, except that the Fund will concentrate its investments to approximately the same extent that the Underlying Index is so concentrated.

Composition of the Fund

     As of June 29, 2009, the top ten industry sectors in which the Fund had invested, and its top ten security holdings by company, were as follows:

Top ten industry sectors

1	Financials	21.79%
2	Information Technology	16.19%
3	Energy	15.07%
4	Materials	13.93%
5	Telecommunication Services	13.07%
6	Industrials	5.05%
7	Utilities	4.37%
8	Consumer Staples	3.91%
9	Consumer Discretionary	3.44%
10	Health Care	2.31%
Source: www.iShares®.com

Top ten security holdings*

1	Taiwan Semiconductor – S P ADR	4.09%
2	Samsung Electr – GDR Reg S 144A	3.92%
3	Chunghwa Telecom Co Ltd-ADR	2.57%
4	Posco-ADR	2.43%
5	China Mobile Ltd	2.33%
6	Banco Itau Holding Financeira S.A. - ADR	2.30%
7	Petroleo Brasileiro S.A.-ADR	2.29%
8	Petroleo Brasileiro S.A.-ADR	2.16%
9	OAO Gazprom-Res S ADS	2.03%
10	Siliconware Precision-SP ADR	1.78%
*Holdings are subject to change.
Source: www.iShares®.com

     The price of the Fund at any time does not reflect the payment of dividends on the stocks included in the Fund or the Underlying Index. Because of this factor, the return on the notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the offered notes.

The MSCI Emerging Markets Index

     The Underlying Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. The performance of the Underlying Index is a free float-adjusted average of the U.S. dollar values of all of the equity securities (the Component Securities) constituting the MSCI indices for the selected countries (the Component Country Indices). As of June 2007, the Underlying Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey. Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.

     Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours. It is also calculated on an end of day basis. The Underlying Index has a base date December 31, 1987. In order to maintain the representativeness of the Underlying Index, structural changes to Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.

     The Index Sponsor may add additional Component Country Indices to the Underlying Index or subtract one or more of its current Component Country Indices prior to the expiration of the securities. Any such adjustments are made to the Underlying Index so that the value of the Underlying Index at the effective date of such change is the same as it was immediately prior to such change.

Historical Data

     We obtained the closing prices per share of the Fund listed below from Bloomberg Financial Markets without independent verification. The actual prices per share of the Fund at or near maturity of the securities may bear little relation to the historical prices shown below.

     The following table sets forth the published quarterly high, low and quarter end closing price per share of the Fund (in U.S. dollars) at the end of each quarter from January 1, 2004 through March 31, 2009 and the period from April 1, 2009 to June 29, 2009. On June 29, 2009, the closing price per share of the Fund was $32.56. This historical data on the Fund is not indicative of the future price per share of the Fund or what the market value of the securities may be. Any historical upward or downward trend in the price per share of the Fund during any period set forth below is not any indication that the price per share of the Fund is more or less likely to increase or decrease at any time during the term of the securities.

Quarterly High, Low and Quarter-End Closing Price of the Fund

Quarter-Start Date	Quarter-End Date	High Inter-Day Price of the Fund	Low Inter-Day Price of the Fund	Quarter-End Closing Price of the Fund
01/01/2004	03/31/2004	19.73	18.39	19.44
04/01/2004	06/30/2004	20.20	15.91	18.03
07/01/2004	09/30/2004	19.16	16.95	19.16
10/01/2004	12/31/2004	22.41	18.92	22.41

01/01/2005	03/31/2005	24.65	21.23	22.54
04/01/2005	06/30/2005	24.37	21.67	23.83
07/01/2005	09/30/2005	28.32	23.93	28.32
10/01/2005	12/31/2005	29.83	25.07	29.40

01/01/2006	03/31/2006	33.59	30.43	33.02
04/01/2006	06/30/2006	37.03	27.34	31.23
07/01/2006	09/30/2006	33.14	29.20	32.29
10/01/2006	12/31/2006	38.15	31.80	38.10

01/01/2007	03/31/2007	39.53	35.03	38.75
04/01/2007	06/30/2007	44.42	39.13	43.82
07/02/2007	09/30/2007	50.11	39.50	49.78
10/01/2007	12/31/2007	55.64	47.27	50.10

01/01/2008	03/31/2008	50.37	42.17	44.79
04/01/2008	06/30/2008	51.70	44.43	45.19
07/01/2008	09/30/2008	44.43	31.33	34.53
10/01/2008	12/31/2008	33.90	18.22	24.97

01/01/2009	03/31/2009	27.09	19.94	24.81
04/01/2009	06/29/2009	34.88	24.72	32.56

SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain United States Federal income tax considerations relating to the securities. The following does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States Federal income taxation of the securities that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of securities who is subject to special treatment under the United States Federal income tax laws.

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and is subject to the limitations and exceptions set forth therein. Unless otherwise noted, this discussion is only applicable to you if you are a U.S. Holder (as defined in the accompanying prospectus). The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisors as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

     The characterization of the securities for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the securities are not certain. No ruling is being requested from the IRS with respect to the securities and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. Federal income tax purposes, we intend to treat the securities as pre-paid cash-settled derivative contracts linked to the value of the Fund and, unless otherwise indicated, the discussion below assumes this to be the case. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Fund. However, it is possible that the IRS could seek to characterize the securities in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. Prospective holders should consult their own tax advisors as to the proper characterizations and treatment of the securities for U.S. Federal income tax purposes.

     For U.S. Federal income tax purposes, you generally should recognize capital gain or loss upon the sale or maturity of your securities (which will be long-term capital gain or loss if you hold your securities for more than one year) in an amount equal to the difference between the amount you receive at such time and your tax basis in the securities, except to the extent that any such gain is treated as ordinary income under the "constructive ownership transaction" rules of Section 1260 of the Internal Revenue Code, as discussed below. In general, your tax basis in your securities will be equal to the price you paid for them. The deductibility of capital losses is subject to limitations.

     Section 1260 of the Internal Revenue Code generally applies if an investor enters into a "constructive ownership transaction" with respect to a "pass-thru entity." The Fund is a "pass-thru entity" for these purposes, but it is not clear whether a holder's ownership of the securities constitutes a "constructive ownership transaction." Our tax counsel is not expected to opine on this question. If the securities are treated as a constructive ownership transaction, any long-term capital gain recognized by you in respect of the securities will generally be recharacterized as ordinary income to the extent such gain exceeds the amount of your aggregate "net underlying long-term capital gain" (as defined in Section 1260 of the Internal Revenue Code). In addition, an interest charge will apply to any underpayment of tax in respect of any gain that is recharacterized as ordinary income to the extent such gain would have resulted in gross income inclusion for you in taxable years prior to the taxable year of the sale, exchange, redemption or other disposition of the securities. In this regard, we will not provide you with any information relating to the Fund shares that would be relevant with respect to the necessary calculations under Section 1260 of the Internal Revenue Code. Prospective purchasers should consult with their own tax advisors as to the application of the “constructive ownership transaction” rules under Section 1260 of the Internal Revenue Code.

     Alternative Treatments. In light of the uncertainty as to the United States Federal income tax treatment, it would be a reasonable interpretation of current law for the securities to be treated as a single debt instrument subject to the rules governing contingent payment debt securities.

     If the securities are so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a noncontingent fixed-rate debt instrument with other terms and conditions similar to your securities. You would recognize gain or loss upon the sale or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognize upon the sale or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your securities, and thereafter would be capital loss.

     If the securities are treated as a contingent debt instrument and you purchase your securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in treasury regulations governing contingent debt instruments. Accordingly, if you purchase your securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

     Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. Federal income tax purposes.

     On December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the securities, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the IRS and the Treasury issue guidance providing that some other treatment is more appropriate.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill is enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the redemption amount at the maturity of the securities.

     The hedging activity discussed above may adversely affect the market value of the securities from time to time and the redemption amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities” and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The securities are being purchased by Wachovia Capital Markets, LLC (the agent) as principal, pursuant to a terms agreement dated as of June 29, 2009 between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the securities.

     In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

     The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount

Wachovia Capital Markets, LLC	$2,361,000.00
Total	$2,361,000.00

     The agent named above proposes to offer the securities in part directly to the public at the maximum public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors, LLC, Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $17.50 per security.

     Proceeds to be received by Eksportfinans in this offering will be net of the underwriting discount, commission and expenses payable by Eksportfinans.

     After the securities are released for sale in the public, the offering prices and other selling terms may from time to time be varied by the agent.

     The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

     Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

     Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

     This pricing supplement and the attached prospectus and prospectus supplement may be used by Wachovia Capital Markets, LLC or an affiliate of Wachovia Capital Markets, LLC, in connection with offers and sales related to market-making or other transactions in the securities. Wachovia Capital Markets, LLC or an affiliate of Wachovia Capital Markets, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.

     Wachovia Capital Markets, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent.